Exhibit 10.1
AMENDMENT NO. 6 TO THE 1995 STOCK COMPENSATION PLAN
Effective July 26, 2007, the following amendments to the 1995 Stock Compensation Plan were adopted:
Section 5(a) of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     (a) Exercise Price. Except as provided in Section 5(i), the exercise price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of the Stock on the date of grant.
Section 5(c) of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant; provided, however, that, except as provided in Sections 5(f), (g), and (h) and Section 8, unless otherwise determined by the Committee at the time of grant, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the Option.
Section 5(d) of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     (d) Method of Exercise. Subject to whatever installment exercise provisions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option period.
     Payment of the exercise price may be made by check, note (if approved by the Board), or such other instrument or method as the Committee may accept. As determined by the Committee, in its sole discretion, payment in full or in part may also be made by delivery of Stock owned by the optionee for at least six months prior to the exercise of the Option (based on the Fair Market Value of the Stock on the date the Option is exercised, as determined by the Committee). Payment of the exercise price may be made through exercise of either Tandem SARs or Freestanding SARs held by the optionee.
     No shares of Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option after the optionee has given written notice of exercise, has paid in full for such Stock, and, if requested, has given the representation described in Section 11(a).
Section 5(f) of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     (f) Termination by Death. Subject to Section 5(i), if an optionee’s employment by the Company or any Subsidiary, Parent, or Affiliate terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent such Option was exercisable at the time of death by the legal representative of the optionee’s estate or by any person who acquired the Option by will or the laws of descent and distribution, for a period of one year (or such other period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
Section 5(g) of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     (g) Termination by Reason of Disability. Subject to Section 5(i), if an optionee’s employment by the Company or any Subsidiary, Parent, or Affiliate terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination until the expiration of the stated term of such Stock Option (unless otherwise specified by the Committee at the time of grant); provided, however, that, if the optionee dies prior to such expiration (or within such other period as the Committee shall specify at grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
Section 5(h) of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     (h) Other Termination. Subject to Section 5(i), unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at the time of grant, if an optionee’s employment by the Company or any Subsidiary, Parent, or Affiliate terminates for any reason other than death or Disability, the Stock Option shall be exercisable, to the extent otherwise then exercisable, for the lesser of three months from the date of termination of employment or the balance of such Stock Option’s term.
Section 7(b) of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     (b) Terms and Conditions. Unless otherwise provided in the related Award Agreement, Stock subject to Awards made under this Section 7 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the Stock is issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.
     The Participant shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock or otherwise reinvested.
     Any Award under Section 7 and any Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.
     Each Award under this Section 7 shall be confirmed by, and subject to the terms of, an Award Agreement or other instrument entered into by the Company and the Participant.
     Stock (including securities convertible into Stock) issued on a bonus basis under this Section 7 may be issued for no cash consideration. The purchase price of any Stock (including securities convertible into Stock) subject to a purchase right awarded under this Section 7 shall be at least 100% of the Fair Market Value of the Stock on the date of grant.
Section 8(b) of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     (b) Definition of “Change in Control.” For purposes of Section 8(a), a “Change in Control” means the happening of any of the following:
     (i) A majority of directors of the Company elected by the holders of Company’s Common Stock shall be persons other than persons:
     (A) for whose election proxies shall have been solicited by the Board, or
     (B) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships.
     (ii) 30% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any person (other than the Company or a subsidiary of the Company) or group of persons acting in concert (other than the acquisition and beneficial ownership by a parent corporation or its wholly-owned subsidiaries, as long as they remain wholly-owned subsidiaries, of 100% of the outstanding voting stock of the Company as a result of a merger which complies with paragraph (iii)(A)(II) hereof in all respects), or
     (iii) The consummation of:
     (A) a merger or consolidation of the Company with or into another entity other than
     (I) a merger or consolidation with a subsidiary of the Company, or
     (II) a merger in which the persons who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting stock of the Company immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, a majority of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving entity or its parent entity, or
     (B) an exchange, pursuant to a statutory exchange of shares of outstanding voting stock of the Company held by shareholders of the Company immediately prior to the exchange, of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, except for voting securities of a direct or indirect parent entity of the Company (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the outstanding voting stock of the Company immediately after the statutory share exchange if (i) the persons who were the beneficial owners, respectively, of the outstanding voting stock of the Company and the outstanding Common Stock of the Company immediately before such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange a majority of, respectively, the voting power of the then outstanding voting securities and the then outstanding common stock (or comparable equity interest) of such parent entity, and (ii) all holders of any class or series of outstanding voting stock of the Company immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their outstanding voting stock of the Company as all other holders of such class or series (except for those exercising statutory dissenters’ rights), or
     (C) the sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions), or
     (iv) The approval by the shareholders of the Company of the liquidation or dissolution of the Company.
Section 9 of the 1995 Stock Compensation Plan shall be amended in its entirety to read as follows:
     9. Amendments and Termination.
     The Board may amend, alter, discontinue, or terminate the Plan, or any portion thereof, but no amendment, alteration, or discontinuation shall be made which would impair the vested rights of a Participant under any Award theretofore granted without the Participant’s consent or which, without the approval of the Company’s shareholders, would:

     (a) except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of the Plan;
     (b) authorize an increase in the total number of shares reserved for issuance upon exercise of Incentive Stock Options;
     (c) decrease the option price of any Incentive Stock Option to less than 100% of the Fair Market Value on the date of grant;
     (d) permit the issuance of Stock prior to payment in full therefor;
     (e) change the employees or class of employees eligible to participate in the Plan; or
     (f) extend the maximum option period under Section 5(i) of the Plan.
          Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.
Section 11 of the 1995 Stock Compensation Plan shall be amended by adding subsections (j) and (k) as follows:
     (j) If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the requirements of Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, this Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A.
     (k) Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.